Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

July 17, 2009

The Trustees of Mesabi Trust (NYSE: MSB) have determined to not distribute any royalty income for the three months ended July 31, 2009.  The decision to not pay a quarterly distribution is the result of a significant decrease in shipments of iron ore credited to the Trust during the second calendar quarter of 2009, combined with the extended shutdown of mining operations at Northshore Mining Company, the lessee/operator of Mesabi Trust lands (“Northshore”), which, as the Trust previously reported, extended from April 2009 through early July 2009.  The entirety of the second quarter royalty payment, after the payment of the Trust’s expenses, will be retained by the Trust and added to the Trust’s unallocated reserve, which was ($392,377) as of April 30, 2009.

In making this decision, the Trustees considered the per-unit royalty income that would have been available for distribution to the Trust’s Unitholders, as well as the need for the Trust to maintain adequate reserves to cover the Trust’s present and future liabilities.  As reflected on the Trust’s unaudited balance sheet as of April 30, 2009, the Trust is carrying a $2.37 million deferred royalty revenue liability.  See the discussion under the heading “Comparison of Unallocated Reserve as of April 30, 2009, April 30, 2008 and January 31, 2009,” in the Trust’s quarterly report on Form 10-Q for the three months ended April 30, 2009 for additional information.

Shipments credited to the Trust by Northshore during second calendar quarter of 2009 decreased approximately 88% to 309,895 tons, as compared to 2,494,369 tons during the second calendar quarter of 2008 when the Trust paid a distribution of $1.00 per Unit.  The total royalty payment expected to be received by Mesabi Trust from Northshore is $853,016, before the payment of the Trust’s expenses and allocation for reserves.  The Trust’s total royalty payment for the second quarter consists of a base royalty payment of $281,766 (which reflects the base royalty payment received after deducting the minimum base royalty payment of $202,044 which the Trust earned during the first calendar quarter of 2009).  Mesabi Trust is also expecting to receive a bonus royalty in the amount of $545,224, based on the average sales price per ton of iron ore pellets and the volume of shipments during the second calendar quarter of 2009.  Adjustments to first quarter base and bonus royalties of $26,026 have been added to the second quarter royalty payment.    The net royalty income earned by the Trust, to be received on July 31, 2009, will be added to the Trust’s Unallocated Reserve upon receipt, leaving no funds available for distribution to Unitholders.

With respect to the remainder of 2009, Northshore has not advised Mesabi Trust as to expected shipments of iron ore products or what percentage of such shipments will be from Mesabi Trust iron ore. Cleveland-Cliffs Inc (“CCI”), Northshore’s parent, has previously reported that it estimates scheduled 2009 pellet production at Northshore (using iron ore mined from both Mesabi Trust lands and from other than Mesabi Trust lands) will be approximately 3.2 million tons. CCI has not provided Mesabi Trust with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions, although CCI did indicate that the royalty payments being reported today are based on estimated iron ore pellet prices under CCI Pellet Agreements, which are subject to adjustment.

Notwithstanding that production at Northshore has resumed as planned, the Trustees believe that decision to not distribute any royalty income for the second quarter of 2009 is necessary and prudent given the unpredictable nature of the current economic conditions, a possible prolonged global, national or regional economic recession, the possibility of future negative price adjustments under the long-term customer contracts between Northshore, CCI and certain customers (the “CCI Pellet Agreements”), and other unforeseeable events that could cause major changes in demand patterns.  The foregoing factors may continue to have a material adverse effect on the volume of shipments and sales prices of iron ore products shipped by Northshore, thereby potentially significantly reducing future royalties received by the Trust.

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands.  The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. Further, the prices under the CCI Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  These adjustments can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and on a comparative historical basis. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in 2007, 2008 and 2009 continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the CCI Pellet Agreements.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2009, royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices (and price adjustments) and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, environmental compliance uncertainties, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to the Trust and other factors.  Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which the Trust is not a party and that are not known until after the end of a contract year.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749